CONTACTS:
Martin G. Klein	Stanley Wunderlich
Chairman, CEO	Consulting for Strategic Growth
Tel: (203) 797-2699	Tel: (800) 625-2236
Fax: (203) 797-2697	Fax: (212) 697-0910
E-mail: mklein@electroenergyinc.com	E-mail: CFSG1@aol.com
www.electroenergyinc.com

PRESS RELEASE

ELECTRO ENERGY RECEIVES APPROVAL FOR

NASDAQ SMALLCAP MARKET LISTING

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Company Expects To Begin Trading On December 31, 2004

DANBURY, Conn., December 30, 2004 - Electro Energy Inc. (OTCBB: EEEI), a developer and manufacturer of advanced rechargeable batteries, today announced it has received approval for listing on the NASDAQ SmallCap Market. The company's common stock is expected to begin trading on the NASDAQ SmallCap Market on December 31, 2004 under the symbol "EEEI." The company's common stock currently trades on the OTC Electronic Bulletin Board under the symbol "EEEI.OB."

        Martin G. Klein, CEO of Electro Energy, said, "We are extremely pleased by the approval of our listing on the NASDAQ SmallCap Market. We believe it will broaden our investor base with additional brokers, funds and money managers, while providing our stockholders with a more liquid and efficient market in which to trade our shares, and increase our visibility in the financial community. The NASDAQ listing is one more milestone in the company's evolution as a public company. We are proud to be able to meet the standard of reporting and financial strength required by NASDAQ. This event, along with our continued US government contracting activities and efforts to expand our Nickel-Metal Hydride battery manufacturing capabilities are evidence of the company's progress."

About Electro Energy

        Electro Energy, Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. Electro Energy Inc. is developing high power lithium rechargeable batteries utilizing the Company's proprietary design.

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            Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in Electro Energy's Form 8-K filed on June 24, 2004, as amended and Form 10-QSB for the period ended September 30, 2004, filed with the U.S. Securities and Exchange Commission (available at www.sec.gov). Electro Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

            Pursuant to a December 1, 2004 agreement, Consulting For Strategic Growth I, Ltd. ("CFSG") provides Electro Energy with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG receives a fixed monthly fee for the duration of the agreement. Independent of CFSG's receipt of cash compensation from Electro Energy, CFSG may choose to purchase the common stock of Electro Energy and thereafter sell those shares at any time it deems appropriate to do so.